Exhibit 99.1
Cardtronics Announces Pricing of Initial Public Offering
HOUSTON, Texas — December 10, 2007 — Cardtronics, Inc. (NASDAQ:CATM), the world’s largest operator of ATMs, today announced the pricing of its initial public offering of 12,000,000 shares of its common stock at a price of $10.00 per share, before underwriting discounts and commissions. The shares will begin trading on The NASDAQ Global Market tomorrow, December 11, under the ticker symbol “CATM”. Certain stockholders have granted the underwriters a 30-day option to purchase up to an additional 1,800,000 shares of common stock at the initial public offering price less the underwriting discount to cover over-allotments.
Cardtronics expects to receive net proceeds of approximately $110.1 million from the offering and intends to use the net proceeds to pay down existing debt. Cardtronics will not receive any proceeds from the sale of common stock by the selling stockholders in the event the over-allotment option is exercised.
Deutsche Bank Securities Inc., William Blair & Company, L.L.C. and Banc of America Securities LLC are acting as joint book-running managers of the offering. J.P. Morgan Securities, Inc., Piper Jaffray & Co. and RBC Capital Markets Corporation are acting as co-managers of the offering. The offering is being made only by means of a written prospectus, copies of which may be obtained from Deutsche Bank Securities Inc., Attention: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, by telephone at 800-503-4611 or by e-mailing prospectusrequest@list.db.com; William Blair & Company, L.L.C., 222 West Adams Street, Chicago, Illinois 60606, by telephone at 800-621-0687 (x8835); or Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001, by telephone at 800-294-1322, or by e-mailing dg.prospectus_distribution@bofasecurities.com.
A registration statement relating to these securities has been declared effective by the United States Securities and Exchange Commission. This press release shall not constitute an offer to sell or constitute a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Cardtronics, Inc.
Headquartered in Houston, Texas, Cardtronics is the world’s largest operator of ATMs with over 31,500 locations. Cardtronics has a nationwide U.S. network of more than 28,600 ATMs operating in every major market and all 50 states, as well as over 1,900 ATMs throughout the U.K. and over 1,000 ATMs in Mexico.
Contacts:
Chris Brewster, Chief Financial Officer
281.892.0128
cbrewster@cardtronics.com
Tres Thompson, Chief Accounting Officer
281.892.0137
tthompson@cardtronics.com